EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. & SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS AND NINE MONTHS ENDED MAY 3, 1997

                                        Three Months Ended         Nine Months Ended
                                            May 3, 1997               May 3, 1997
                                      -----------------------  ------------------------
                                                     Fully                     Fully
                                       Primary      Diluted      Primary      Diluted
                                      ----------   ----------   ----------  -----------
Net income                            $1,283,682   $1,283,682   $3,391,984   $3,391,984
                                      ==========   ==========   ==========   ==========
Reconciliation of weighted
average number of shares
outstanding to amount used
in earnings per share computation:

Weighted average number of
      shares outstanding               7,402,866    7,402,866    7,431,786    7,431,786

Add - shares issuable from assumed
      exercise of options under the
      Treasury Stock method            1,064,834      998,118    1,073,062    1,075,973
                                      ----------   ----------   ----------   ----------
Weighted average number of shares
      outstanding as adjusted          8,467,700    8,400,984    8,504,848    8,507,759
                                      ==========   ==========   ==========   ==========
Net income per common share           $     0.15   $     0.15   $     0.40   $     0.40
                                      ==========   ==========   ==========   ==========





The Company utilized the Treasury Stock method for computing net income per common share.